    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 1997
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                 CEPHALON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                            23-2484489
           (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER IDENTIFICATION NO.)
           INCORPORATION OR ORGANIZATION)

                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380
                                 (610) 344-0200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------

                              BARBARA S. SCHILBERG
                                 CEPHALON, INC.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380
                                 (610) 344-0200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                             ---------------------

                                   COPIES TO:

                                 DAVID R. KING
                          MORGAN, LEWIS & BOCKIUS LLP
                             2000 ONE LOGAN SQUARE
                             PHILADELPHIA, PA 19103
                                 (215) 963-5000
                             ---------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                 AMOUNT TO BE      OFFERING PRICE       AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED             REGISTERED          PER UNIT        OFFERING PRICE    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.......  1,524,000 shares     $25.4375(1)       $38,766,750.00       $11,745.00
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Based on the average of the reported high and low sales of the Common Stock reported on the Nasdaq National Market System on January 20, 1997, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                             ---------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 24, 1997

PROSPECTUS

                                1,524,000 SHARES

                                 CEPHALON, INC.
                                  COMMON STOCK

                            ------------------------

     The shares offered hereby (the "Shares") consist of shares of common stock, $.01 par value per share ("Common Stock"), of Cephalon, Inc., a Delaware corporation ("Cephalon" or the "Company"), which are being offered by the selling stockholders listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"). The Shares may be offered from time to time by the Selling Stockholders. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by a Selling Stockholder will be borne by the Selling Stockholder. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the Nasdaq National Market of The Nasdaq Stock Market at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The Company's Common Stock trades on the Nasdaq National Market under the symbol "CEPH." On January 20, 1997, the last reported closing price of the Common Stock was $25.25 per share.

                            ------------------------

AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGES 4 THROUGH 15 HEREIN.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS JANUARY      , 1997

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Branch, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). In addition, such reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company (File No. 0-19119) with the Commission are incorporated herein by reference:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

     (c) Current Report on Form 8-K dated January 19, 1996.

     (d) Current Report on Form 8-K dated February 12, 1996.

     (e) Current Report on Form 8-K dated February 20, 1996.

     (f) Current Report on Form 8-K dated March 14, 1996.

     (g) Current Report on Form 8-K dated April 16, 1996.

     (h) Current Report on Form 8-K dated May 7, 1996.

     (i) Current Report on Form 8-K dated January 16, 1997.

     (j) The description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A filed under the Exchange Act on March 15, 1991, including any amendment or reports filed for the purpose of updating such description.

     (k) The description of rights to purchase Series A Junior Participating Preferred Shares, par value $.01 per share, which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act on November 22, 1993, including any amendment or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Jason Rubin, Vice President, Corporate Communications, Cephalon, Inc., 145 Brandywine Parkway, West Chester, PA 19380, (610) 344-0200.
                            ------------------------

     Myotrophin(R) and Provigil(R) are trademarks of Cephalon, Inc. Cephalon has registered or filed applications to register the trademarks in the United States and certain other countries. All other trademarks and registered marks used in this Prospectus are the property of their respective holders.

     Unless the context otherwise requires, "Cephalon" or the "Company" refers to Cephalon, Inc. and its wholly-owned subsidiaries.

                                  THE COMPANY

     Cephalon seeks to discover and develop pharmaceutical products for the treatment of neurological disorders. The Company's research and development efforts focus primarily on neurodegenerative diseases, which are characterized by the death of neurons, the specialized conducting cells of the nervous system. The Company utilizes its technical expertise in molecular biology, molecular pharmacology, biochemistry, cell biology and chemistry to develop products in three core technologies: neurotrophic factors, protease inhibitors and tyrosine kinase modulators and transcriptional regulators. Cephalon believes that its multidisciplinary technology approach provides the basis for the development of a portfolio of potential products for the treatment of neurodegenerative disorders such as amyotrophic lateral sclerosis ("ALS" or "Lou Gehrig's disease"), peripheral neuropathies, Alzheimer's disease, head and spinal injury and stroke.

     Cephalon's business strategy includes forming alliances with other pharmaceutical companies where collaborations can provide strategic advantages in technological, financial, marketing, manufacturing and other areas. In these arrangements, the Company seeks, where appropriate, to retain the rights to co-promote or otherwise share in the marketing of products, particularly to neurologists. The Company also seeks to selectively in-license late stage compounds for development.

     The Company has established a 35-person sales organization in the United States focusing on neurologists, which is presently co-promoting two Bristol-Myers Squibb Company ("BMS") proprietary products, Stadol NS(R) (butorphanol tartrate), for the management of pain when the use of an opioid analgesic is appropriate, and Serzone(R) (nefazodone hydrochloride), which is indicated for the treatment of depression.

     The Company has not received approval from any regulatory authority to market any drug candidate developed by the Company, and there can be no assurance that the Company will successfully commercialize any of its potential products.

     Cephalon was incorporated in Delaware in August 1987. The Company's executive offices and research facility are located at 145 Brandywine Parkway, West Chester, PA 19380, and its telephone number is (610) 344-0200.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should consider the following factors in evaluating the Company and its business before purchasing any of the Common Stock offered hereby.

     UNCERTAINTIES RELATED TO MYOTROPHIN(R) (rhIGF-I) PHASE III CLINICAL TRIAL RESULTS

     The Company is developing MYOTROPHIN (rhIGF-I) in collaboration with Chiron Corporation ("Chiron") for use in the treatment of ALS and other neurological disorders. During 1995, the Company and Chiron announced that, based on their analysis and interpretation of data from two Phase III studies of MYOTROPHIN (rhIGF-I) in patients suffering from ALS, MYOTROPHIN (rhIGF-I) showed a beneficial effect in slowing the progression of the disease. The first such study was conducted in North America and the second study was conducted in Europe. In October 1995, the Company submitted the results of the North American study to the United States Food and Drug Administration (the "FDA") in support of a treatment investigational new drug application ("T-IND") to permit the Company and Chiron to provide expanded access to MYOTROPHIN (rhIGF-I) by patients in the United States suffering from ALS. The T-IND process was developed by the FDA to make available promising investigational drugs with sufficient evidence of safety and effectiveness to treat patients with serious or immediately life-threatening diseases, where no comparable or satisfactory alternative therapies exist. While the FDA was reviewing that application, the Company and Chiron announced certain results of the European study, which were also supplied to the FDA.

     The FDA referred the application to the Peripheral and Central Nervous System Drugs Advisory Committee (the "Advisory Committee"), which held a public hearing in June 1996 to review data from both studies for purposes of recommending to the FDA whether there was sufficient evidence to support use of MYOTROPHIN (rhIGF-I) under a T-IND. At the hearing, representatives of the FDA indicated their disagreement with the Company's various analyses of the European study and their opinion that the study failed to support the results of the North American study. At the conclusion of the Advisory Committee hearing, the panel members unanimously recommended approval of the T-IND.

     The FDA approved the T-IND application on June 19, 1996. The FDA's approval letter noted the views of several Advisory Committee members at the hearing, including the chairman, concerning the need for an additional study to support a New Drug Application ("NDA"), and invited Cephalon and Chiron to work with the FDA to develop plans for future studies. The Company continues to believe that the two completed studies show the beneficial treatment effect of MYOTROPHIN (rhIGF-I) in ALS patients, particularly those with more rapidly progressing disease and, in collaboration with Chiron, is preparing to file a NDA with the FDA requesting that MYOTROPHIN (rhIGF-I) be approved for the treatment of ALS in the United States. In connection with its review of the NDA, the FDA may seek the Advisory Committee's recommendation as to the safety and efficacy of MYOTROPHIN (rhIGF-I) in the treatment of ALS. The Company has indicated its willingness to conduct additional studies of MYOTROPHIN (rhIGF-I) as a post-approval activity, although preliminary activities may be initiated before any decision is made by the FDA on an NDA for MYOTROPHIN (rhIGF-I).

     There can be no assurance that the FDA will ultimately grant authorization to commercialize MYOTROPHIN (rhIGF-I) in the United States on the basis of the results of the two completed studies. If the FDA were to require additional data prior to approval of MYOTROPHIN (rhIGF-I) for commercialization, there can be no assurance that Cephalon and Chiron would be willing or able to conduct either the planned study described above or any other study as a Phase III activity or that the results of such study, if conducted, would be positive. Any new study would be expensive and would take several years to complete.

     Based on the Company's review to date of the safety data from the two Phase III studies, the Company believes that MYOTROPHIN (rhIGF-I) was well-tolerated. Generally mild injection site inflammation, changes in hair growth or texture, sweating, mild knee pain, sinusitis and hip pain were observed in all study groups but occurred more frequently in MYOTROPHIN (rhIGF-I)-treated patients. Because ALS is a fatal disease, it is expected that some mortalities will occur while conducting clinical trials in ALS patients. Mortalities have occurred during the Company's Phase III studies of MYOTROPHIN (rhIGF-I). During the double-blind portion of the European study, an imbalance in death rates was observed in the drug-treated group compared to the placebo-treated group. The Company believes that mortalities observed in its clinical studies are due to the normal progression of the disease or other circumstances not attributable to MYOTROPHIN (rhIGF-I). FDA regulations require the reporting of all patient adverse events experienced in ongoing trials. The Company is continuing to furnish MYOTROPHIN (rhIGF-I) to patients who participated in the ALS studies, to patients in its Phase II program in peripheral neuropathies, and to patients under the recently initiated T-IND program. There can be no assurance that adverse events will not occur and that the reporting of any such events will not result in any subsequent FDA action adverse to the Company.

     The efficacy and safety data from the North American and European studies of MYOTROPHIN (rhIGF-I) have not yet been formally reviewed by any regulatory authority outside the United States. If foreign regulatory authorities do not agree with the Company's interpretation of the results from the two studies, one or more additional positive studies might be required to be completed and submitted before MYOTROPHIN (rhIGF-I) could be marketed in such territories.

     There can be no assurance that any regulatory authority will accept the North American and European studies as evidence of sufficient safety and efficacy to support marketing approval or that MYOTROPHIN (rhIGF-I) will receive marketing approval in any jurisdiction for any indication. A delay in obtaining approval or a failure to obtain any approval for MYOTROPHIN (rhIGF-I) would seriously adversely affect the Company's business and the price of its common stock. See "Volatility of Stock Price; No Dividends".

     UNCERTAINTIES RELATED TO PROVIGIL(R) (MODAFINIL) PHASE III CLINICAL TRIAL RESULTS

     During the first quarter of 1996, the Company announced positive results from two Phase III studies of PROVIGIL (modafinil) in the treatment of the excessive daytime sleepiness associated with narcolepsy. The results of those clinical trials have not been reviewed by the FDA or any other regulatory authority. The Company recently submitted an NDA with the FDA requesting that PROVIGIL (modafinil) be approved for the treatment of the excessive daytime sleepiness associated with narcolepsy. The FDA must determine that the NDA is complete before it begins a review of the data. Even if the NDA is accepted for filing and review by the FDA, there can be no assurance that the FDA or other regulatory authorities will agree with the Company's opinion that the results generated from the Company's clinical trials demonstrate sufficient safety and efficacy data to allow marketing approval.

     Lafon has filed for marketing approval of modafinil in certain countries within the European Union through the multi-state procedures promulgated by the Committee for Proprietary Medicinal Products ("CPMP"). Applications based on the CPMP application are being pursued by the Company separately from the CPMP process in the United Kingdom and the Republic of Ireland, territories included in Cephalon's license from Lafon. The Company expects that, even if those applications are approved, the Company must also request permission to vary the application with respect to certain manufacturing procedures and other matters. There can be no assurance that any regulatory approvals or variations will be obtained at all or in a timely manner. The Company is in the process of establishing a sales force in the U.K. and Ireland to sell PROVIGIL (modafinil). Any delays in accomplishing these activities could delay launch of the product, if it is approved.

     UNCERTAINTIES RELATED TO PRODUCT DEVELOPMENT, REGULATORY APPROVAL AND MARKETABILITY

     The success of the Company depends to a large degree upon obtaining FDA and foreign regulatory approval to market products currently under development. Cephalon has had only limited experience in filing and pursuing applications necessary to gain regulatory approvals. The Company's analysis and interpretation of the results of the Company's clinical studies is subject to confirmation and interpretation by regulatory authorities, which may differ from the Company's analysis. There can be no assurance that the data or the Company's interpretation of data will be accepted by any regulatory authorities. In addition, there can be no assurance that any application by the Company to market a product will be reviewed in a timely manner, or that approval to market a product will be received from the appropriate regulatory authority.

     Before obtaining required regulatory approvals for the commercial sale of products under development, the Company must demonstrate through preclinical and clinical studies that such products are safe and efficacious for use in each target indication. TAP Holdings Inc. ("TAP") has begun a Phase I clinical study of a compound being developed in collaboration with the Company for the treatment of various cancers, including prostate cancer. The objective of the multi center study is to examine the drug's pharmacokinetic and safety profile in patients with advanced cancer. Because the compound has never been tested in humans, the risk of safety problems is unknown. There can be no assurance that the compound will prove to be safe as administered to humans or that it will show any therapeutic benefit.

     The results of preclinical and initial clinical trials of products under development by the Company are not necessarily predictive of results that will be obtained from large-scale clinical testing, and there can be no assurance that clinical studies of products under development will demonstrate the safety and efficacy of such products or will result in a marketable product. The safety and efficacy of a therapeutic product under development by the Company generally must be supported by statistically significant positive results from Phase III clinical trials, and the failure to obtain such results could prevent regulatory approval of the product, which would have a material adverse effect on the Company. Even if the FDA and foreign regulatory approvals for the marketing of any products developed by the Company are obtained, there can be no assurance that such products will be accepted and prescribed by physicians.

     The administration of any product developed by the Company may produce undesirable side effects in humans. The occurrence of such side effects could interrupt or delay clinical studies of such products and could ultimately prevent their approval by the FDA or foreign regulatory authorities for any or all targeted indications. The Company or the FDA may suspend or terminate clinical trials at any time if it is believed that the people participating in such trials are being exposed to unacceptable health risks. Even after approval by the FDA and foreign regulatory authorities, products may later exhibit adverse effects that prevent their widespread use or necessitate their withdrawal from the market. There can be no assurance that any products under development by the Company will be safe when administered to patients.

     The results of clinical studies of product candidates under development by the Company which are conducted by collaborators of the Company, including studies of rhIGF-I being conducted by the Company's licensee in Japan and clinical studies of modafinil being conducted by Lafon and its licensees in other countries, are required to be reported by the Company to the FDA and other regulatory authorities. The reporting of the results of these other studies, if negative, could adversely affect the regulatory review of the Company's product approval applications, which could have a material adverse effect on the Company.

     NEED FOR ADDITIONAL FUNDS

     The Company has incurred negative cash flows from operations for each year since its inception. The Company expects its negative cash flow to increase substantially in the future due to higher research, development, clinical trial, regulatory filing, and other costs. The Company also has begun to expand its selling, general and administrative activities in the United States and Europe. The Company will assess the degree of expansion and funding required in those areas as the Company evaluates the potential for obtaining regulatory approvals of MYOTROPHIN (rhIGF-I) and PROVIGIL (modafinil). Any such expansion would require substantial funding. Similarly, the Company will assess the need to build inventories of MYOTROPHIN (rhIGF-I) and PROVIGIL (modafinil), which would require substantial funding. The Company anticipates that the capital required to fund the Company's operations for the next year will be greater than that of the prior year. The amount needed to fund operations will depend upon many factors, including the success of the Company's research and development programs, the extent of any collaborative research or other funding arrangements, the costs and timing of seeking regulatory approvals, if any, of its products, technological changes, competition and the success of the Company's sales and marketing activities. Schering-Plough Corporation ("Schering") recently decided to conclude its funding of the research program with the Company related to amyloid protease inhibitors and Alzheimer's disease. The Company intends to continue the program using its own resources. Under the terms of its agreement with Schering, the Company may not conduct the same research program with a third party until the end of 1997.

     If the Company is required to make the Milestone Payment (as defined below under "Partnership Purchase Option") and elects to do so in cash, or if it elects to exercise its contractual option to purchase the limited partnership interests in Cephalon Clinical Partners, L.P. (the "Partnership") for cash, as described below under "Partnership Purchase Option," the Company will be required to make a substantial cash payment. The Company repurchased some limited partnership interests outside of the Purchase Option (as defined below under "Partnership Purchase Option") in 1995 and may consider the purchase of additional interests. If the Company elects to purchase some or all of the partnership interests, significant funds could be required. Further, the Company is obligated under various debt instruments to make principal and interest payments to various state agencies and banks. Many of these agreements contain restrictive covenants relating to, among other things, the maintenance of minimum levels of working capital and limitations on the incurrence of additional indebtedness that may limit the Company's flexibility in utilizing its existing financial resources.

     To satisfy its capital requirements, the Company may seek to access the public or private equity markets whenever conditions are favorable. The Company also intends to seek additional funding through corporate collaborations and other financing vehicles, potentially including "off-balance sheet" financings through limited partnerships or corporations. There can be no assurance that such funding will be available at all or on terms acceptable to the Company. If adequate funds are not available, the Company may be required to significantly curtail one or more of its research or development programs or obtain funds through arrangements with existing or future collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products.

     HISTORY OF OPERATING LOSSES

     The Company has not received revenue from the sale of any product developed by the Company, and has accumulated aggregate losses of $153,081,000 from inception through September 30, 1996. The Company expects to continue to incur operating losses unless and until such time as product approvals are obtained and product sales, if any, exceed operating expenses. The Company expects to have significant fluctuations in quarterly results based on the level and timing of recognition of contract revenues and the incurrence of expenses. A majority of the Company's revenues to date have been under agreements with collaborative partners and the Partnership. See "Dependence on Collaborative Partners." Since the formation of the Partnership, the Partnership has funded a significant portion of the expenses related to the development of MYOTROPHIN (rhIGF-I). Due to the funding limitations of the Partnership, the Company will not recognize any future revenue from this source. In addition, if the Company elects to make the Milestone Payment, exercise the Purchase Option or offer to purchase any additional partnership interests outside of the Purchase Option, a material charge to earnings would result.

     The Company and Chiron are currently developing MYOTROPHIN (rhIGF-I) for the treatment of ALS and certain peripheral neuropathies. The costs of the program are shared equally by the partners. Depending on the relative costs incurred by the two companies, the Company may incur expenses in the form of payments to Chiron.

     The Company receives funding to support its research and development activities conducted in collaboration with SmithKline Beecham plc ("SB"), related to calpain inhibitors, and with TAP, related to the use of certain tyrosine kinase effectors in the treatment of prostate diseases. The funding levels under these agreements are based on a contract rate for each Cephalon employee assigned to the program. The annual level of funding under each agreement is subject to the approval of the Company's collaborator. Under the agreements, TAP may terminate funding of the prostate disease program under certain circumstances, and SB may terminate funding of the calpain program at any time upon 30 days notice. There can be no assurance that these research programs will be continued or that the Company's expenses incurred in any of these programs will be fully reimbursed by its collaborator.

     MANUFACTURING UNCERTAINTIES AND RELIANCE ON THIRD-PARTY SUPPLIERS

     The Company's ability to conduct clinical trials on a timely basis, to obtain regulatory approvals and to commercialize its products will depend in part upon its ability to manufacture its products, either directly or through third parties, at a competitive cost and in accordance with applicable FDA and other regulatory requirements, including GMP regulations.

     The MYOTROPHIN (rhIGF-I) currently being used in ongoing clinical trials was produced at the Company's manufacturing facility in Beltsville, Maryland (the "Beltsville Facility"). Chiron has completed a U.S. manufacturing facility to produce recombinant proteins at which the collaboration is producing MYOTROPHIN (rhIGF-I) (the "Chiron Facility"). In November 1996, Cephalon sold the Beltsville Facility to North American Vaccine, Inc. As a result, once the existing inventory of material from the Beltsville Facility has been depleted, the Chiron Facility will be the sole source of supply for any commercial or clinical needs of MYOTROPHIN (rhIGF-I), including any material which Cephalon may have to supply for commercial or clinical use in Japan, as well as for use in ongoing clinical trials.

     There can be no assurance that Chiron will be able to produce adequate quantities of MYOTROPHIN (rhIGF-I) in a cost-effective manner or, in the case of material purchased by Cephalon for use outside the collaboration, on terms satisfactory to Cephalon. The Company and Chiron will be required to demonstrate that the material produced from the Chiron Facility is equivalent to the material used in the ALS clinical trials. Although the companies believe the material is equivalent, if bioequivalence cannot be demonstrated to the satisfaction of regulatory authorities, regulatory approval of MYOTROPHIN (rhIGF-I) could be delayed. The Chiron Facility will be the Company's and the collaborator's only source of bulk MYOTROPHIN (rhIGF-I). Should that facility fail to operate for any reason or not be able to produce sufficient quantities of MYOTROPHIN (rhIGF-I) in accordance with applicable regulations, the collaboration would have to obtain MYOTROPHIN (rhIGF-I) from another source. There can be no assurance that the collaboration would be able to locate an alternative, cost-effective source of supply of MYOTROPHIN (rhIGF-I).

     The manufacturing facilities of Chiron used to produce MYOTROPHIN (rhIGF-I) are required to comply with all applicable FDA requirements, including GMP regulations, and are subject to FDA inspection to determine compliance with those requirements. There can be no assurance that the manufacturing facilities for MYOTROPHIN (rhIGF-I) will comply with applicable requirements.

     If Chiron ceases its participation in the collaboration, Cephalon, under certain circumstances, would have the right to purchase supplies of the products of the collaboration from Chiron or it could have the manufacturing technology transferred to Cephalon, on a royalty basis. There can be no assurance that supplies of products could be obtained from Chiron on a cost-effective basis, that Cephalon would be able to manufacture the products itself in a cost-effective manner and without an interruption of supplies or that a suitable alternative source of MYOTROPHIN (rhIGF-I) could be located. Failure to locate an alternative supply of MYOTROPHIN (rhIGF-I) could result in significant costs and delays to the program and have a material adverse effect on the Company. Furthermore, the Company is aware of patents and patent applications owned by third parties that may cover certain aspects of Chiron's current method of manufacturing MYOTROPHIN (rhIGF-I). See "Patents and Proprietary Technology".

     Kyowa Hakko Kogyo Co. Ltd. ("Kyowa Hakko") and Lafon are responsible for manufacturing bulk compounds under the Company's respective agreement with each company. The facilities used for manufacture of drug substance are required to comply with all applicable FDA requirements, and are subject to FDA inspection both before and after NDA approval. There can be no assurance that the facilities or the material produced by Kyowa Hakko or Lafon will comply with regulatory standards or that sufficient quantities will be available to meet the Company's needs. If Lafon or Kyowa Hakko is unable to supply the Company with the applicable compound, Cephalon is permitted to make the compound itself or to purchase it from third parties. There can be no assurance that Cephalon will be able to manufacture any such compound, that a third-party manufacturer can be located or that either alternative will be cost-effective.

     The Company will be responsible for producing tablets or other forms of finished product from the bulk compounds produced by Lafon and Kyowa Hakko. The Company is also responsible for the synthesis of compounds for use in clinical trials using chemical intermediates supplied by Kyowa Hakko. The Company has entered into an agreement with a U.S. manufacturer to scale-up the synthetic process developed by the Company. There can be no assurance that a cost-effective commercial manufacturing process can be developed. The Company has also entered into an agreement with a third party to manufacture tablets for commercial use from bulk modafinil provided by Lafon. There can be no assurance that such manufacturer will be able to make sufficient quantities of tablets, in accordance with appropriate FDA guidelines, including GMP, in a cost effective manner. Should such manufacturer be unable to supply formulated tablets for any reason, there can be no assurance that the Company would be able to identify a suitable alternative supplier at all or without delaying the commercial launch of PROVIGIL (modafinil).

     Under the Company's agreement with TAP, the Company is obligated to provide finished product for use in clinical trials and ultimately for commercial purposes. The Company has contracted with a third party supplier to manufacture material for use in clinical trials. The Company has not contracted for synthesis of product for commercial use. There can be no assurance that the Company can contract with a facility to manufacture finished products or enter into a suitable third-party manufacturing arrangement for its commercial needs.

     DEPENDENCE ON COLLABORATIVE PARTNERS

     The Company's collaborations with Chiron, SB, Kyowa Hakko, TAP and others provide the Company with research funding, rights to technology and development, marketing and manufacturing resources. These arrangements are subject to certain rights of termination by the collaborator.

     There can be no assurance that any funds received under these arrangements will be sufficient, individually or in the aggregate, to cover the costs incurred by the Company in support of the related collaborative programs. Moreover, the amount and timing of resources to be devoted to these activities by such partners is not within the control of the Company. There can be no assurance that the interests of the Company will continue to coincide with those of its collaborators or that the collaborators will not develop products independently or with third parties which could compete with the Company's products, or that disagreements over rights to technology or other proprietary information will not occur. Further, there can be no assurance that the collaborative agreements will be extended at the end of their respective terms. If any of the Company's collaborators breaches or terminates its agreement with the Company, or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaborative agreement may be delayed, the Company may be required to undertake additional responsibilities or to devote previously unanticipated additional resources to such development or commercialization, or such development or commercialization could be terminated. Further, termination of the agreements could result in the loss of certain technology rights. Any such event could adversely affect the Company.

     LIMITED SALES AND MARKETING EXPERIENCE; UNCERTAIN PRODUCT MARKETING AND DISTRIBUTION ARRANGEMENTS

     Cephalon has limited experience in the distribution, marketing and sale of products. The Company has established a sales force in the United States which initially is being used to co-promote Stadol NS and Serzone, approved products of BMS, to neurologists in the United States. The co-promotion agreement expires at the end of 1998 unless BMS and Cephalon elect to renew the arrangement. There can be no assurance that additional products will be available for sale by the Company's sales force or that Cephalon's sales and marketing efforts will be successful. With respect to those products under development by Cephalon for which it has retained marketing rights, Cephalon may choose to augment any of its own sales efforts through sales and marketing arrangements with other pharmaceutical companies. There can be no assurance that such marketing arrangements will be available at all or on terms satisfactory to Cephalon or that such arrangements will lead to the successful commercialization of products.

     Cephalon does not have a sales, marketing or distribution organization outside the United States. The Company is in the process of establishing a sales and marketing capability in Europe. There can be no assurance that the Company will be able to establish a commercially viable sales, marketing and distribution capability outside the United States in a timely or cost-effective manner or at all. Under the collaborative agreement with Chiron, the Company believes that the existing Chiron distribution infrastructure will be used for MYOTROPHIN (rhIGF-I). The Company is evaluating alternatives for the distribution of its other product candidates. The Company's agreement with Lafon requires the Company to commence sales and marketing activities within three months after receiving approval to market modafinil in the United Kingdom and the Republic of Ireland. If the Company fails to initiate such activities within the specified time frame, its license could be terminated by Lafon in the applicable country.

     PATENTS AND PROPRIETARY TECHNOLOGIES

     The degree of the Company's success depends in part on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company believes that patent protection of products or processes that may result from the research and development efforts of the Company, its licensees or its collaborators also is important to the potential commercialization of the Company's product candidates. The Company has filed various applications for U.S. and foreign patents, has licensed various U.S. and foreign patent applications from third parties, and owns or licenses certain U.S. and foreign patents. With regard to MYOTROPHIN (rhIGF-I), the Company believes that the composition of rhIGF-I is in the public domain and therefore cannot be patented under a composition-of-matter patent. However, Cephalon has filed several patent applications and owns three issued U.S. patents covering the use of rhIGF-I for various therapeutic uses. In addition, Cephalon has filed patent applications covering certain aspects of the current manufacturing process.

     There can be no assurance that any of Cephalon's patent applications for rhIGF-I uses will issue, that patents, if obtained, will be as broad in scope as such patent applications or that the claims of any issued patents will withstand challenge. Even in those jurisdictions where MYOTROPHIN (rhIGF-I) is or may be covered by the claims of a use patent, "off-label" sales might occur, especially if another company markets rhIGF-I for other uses at a price that is less than the price of MYOTROPHIN (rhIGF-I), thereby potentially reducing sales of MYOTROPHIN (rhIGF-I). It is not always possible to detect "off-label" sales and therefore enforcement of use patents can be difficult. Furthermore, some jurisdictions outside of the United States restrict the manner in which patents claiming uses of a product may be enforced.

     Under its collaboration with Chiron, the Company has obtained a license under certain patent rights of Chiron related to rhIGF-I, including patents and patent applications covering the manufacture of recombinant proteins such as rhIGF-I. One of Chiron's issued patents related to certain methods for the manufacture of recombinant proteins, including rhIGF-I, is currently the subject of an interference proceeding before the U.S. Patent and Trademark Office ("USPTO") involving patent applications owned by an unrelated third-party. It is not known when or how the USPTO will ultimately conclude the interference proceeding. Another related patent application of Chiron, which may cover the Company's current process and Chiron's intended process for manufacturing rhIGF-I, was the subject of another interference proceeding. Chiron prevailed in the interference proceeding and the decision was the subject of a district court appeal by the other party. Chiron prevailed in the district court proceeding, and the other party has appealed that decision to the Court of Appeals for the Federal District. There can be no assurance that Chiron will prevail in any appeal of the decision. The Company is aware of other patents and patent applications owned by third parties, which patents and patent applications, if issued with the claims as filed, may cover certain aspects of the current method of manufacturing rhIGF-I. The Company and Chiron intend to either seek licenses under any valid patents related to the manufacturing of rhIGF-I as required or, alternatively, modify the manufacturing process. There can be no assurance that, if required, such licenses can be obtained at all or on acceptable terms or that a modified manufacturing process can be implemented at all or without substantial cost or delay. If neither approach were feasible, the Company could be subject to a claim of patent infringement which, if successful, could prevent the Company from manufacturing or selling MYOTROPHIN (rhIGF-I) in the United States. In such event, the Company could be materially adversely affected.

     The Company is aware of a published application filed under the Patent Convention Treaty, designating the United States, that relates to the use of IGF-1 in treating certain disorders of the nervous system. The Company believes that even if the subject matter were deemed to overlap the subject matter of a patent application filed by the Company in the United States, based on the filing date of the third party's application, it would not take priority over the Company's application. Further, the Company believes that a third party has filed a U.S. patent application which may contain a claim which, if issued, might broadly cover the use of rhIGF-I to treat many neurological conditions, including ALS and peripheral neuropathies. Patent counsel to the Company has advised the Company that, in its opinion, such a claim would not be patentable. If such a claim should issue, the Company could be prevented from selling MYOTROPHIN (rhIGF-I) in the United States for use in treating ALS or peripheral neuropathy unless it obtained a license to the patent. The third-party patent application might also contain a narrower claim covering the use of rhIGF-I to treat diabetic neuropathy. If such a claim should issue, the Company could be prevented from selling MYOTROPHIN (rhIGF-I) in the United States for use in treating diabetic neuropathy unless it obtained a license to the patent. The owner of such third-party patent application has asserted for several years that the subject matter claimed in its application interferes with claims of the Company's patent with respect to the use of rhIGF-I in treating ALS. Patent counsel has advised the Company that, in its opinion, no interference should be declared between such third-party patent application and the Company's patent. If an interference were declared and the third party prevailed, the Company could be prevented from selling MYOTROPHIN (rhIGF-I) in the United States for use in treating ALS and peripheral neuropathies unless it obtained a license to the patent. There can be no assurance that any such licenses could be obtained from the third party at all or on acceptable terms. Furthermore, one or more claims of the Company's existing patent could be declared invalid.

     Modafinil, which the Company has licensed from Lafon, is covered by the claims of a composition-of-matter patent in the United States that expires in 1998 (under the transitional provisions of the General Agreement on Tariffs and Trade ("GATT")). The Company plans to seek marketing exclusivity for modafinil's use in treating narcolepsy under the Orphan Drug Act and under the Drug Price Competition and Patent Term Restoration Act of 1984 (the "DPC Act"), and also may seek an extension of the patent under the DPC Act equal to one-half the period of time elapsed between the filing of an IND for modafinil and the filing of the corresponding NDA plus the period of time between the filing of the NDA for modafinil and FDA approval. However, to obtain any such extension, the Company must receive FDA approval of modafinil before expiration of the original term of the patent. There can be no assurance that the Company will be able to take advantage of the marketing exclusivity or patent extension benefits of this statute.

     The Company also owns or licenses issued patents and patent applications related to its other product development programs. No assurance can be given that any additional patents will issue on any of the patent applications owned by the Company or licensed from third parties. Furthermore, even if such patents issue, there can be no assurance that any issued patents will provide protection against competitive products or otherwise be commercially valuable, or that applications filed by others will not result in patents that would be infringed by the manufacture, use or sale of the Company's products. In addition, patent law relating to the scope of claims in the biotechnology field is still evolving and the biotechnology patent rights of the Company are subject to this additional uncertainty. There can be no assurance that others will not independently develop similar products, duplicate any of the Company's products, or, if patents are issued to the Company, design around any products developed by the Company.

     The products of the Company could infringe the patent rights of others. If licenses required under any such patents or proprietary rights of third parties are not obtained, the Company could encounter delays in product market introductions, or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, patent litigation is both costly and time-consuming, even if the outcome is favorable to the Company. In the event that the Company is a defendant in such litigation, an adverse outcome would subject the Company to significant liabilities to third parties, require the Company to license disputed rights from third parties, or require the Company to cease selling its products.

     The Company also relies upon trade secrets and other unpatented proprietary information in its product development activities. All of the Company's employees have entered into agreements providing for confidentiality and the assignment of rights to inventions made by them while employed by the Company. The Company also has entered into non-disclosure agreements to protect its confidential information delivered to third parties in conjunction with possible corporate collaborations and other purposes. There can be no assurance that these types of agreements will effectively prevent disclosure of the Company's confidential information.

     PARTNERSHIP PURCHASE OPTION

     The Partnership has licensed to the Company the exclusive rights to manufacture and market MYOTROPHIN (rhIGF-I) in the United States, Canada and Europe (the "Territory") in return for certain royalty payments and a payment of approximately $16,000,000 (the "Milestone Payment") if MYOTROPHIN (rhIGF-I) receives regulatory approval in certain countries in the Territory. The Milestone Payment is payable by the Company in cash, Common Stock or any combination of the two.

     Upon the occurrence of certain events, the Company has an option during a specified period of time to purchase all the limited partnership interests in the Partnership (the "Purchase Option") and thereby reacquire the Partnership's rights to MYOTROPHIN (rhIGF-I). If the Company exercises the Purchase Option, the Company will be required to make an advance payment of $40,275,000 in cash or, at the Company's election, $42,369,000 in shares of Common Stock, or a combination of cash and Common Stock in an amount between $40,275,000 and $42,369,000, in accordance with a specified formula, to purchase the limited partnership interests of the Partnership. A payment in cash would have a significant adverse effect on the Company's capital resources. A payment in shares of Common Stock would result in a decrease in the percentage ownership of the Company's stockholders at that time. The exercise of the Purchase Option may require the Company to record a significant charge to earnings.

     If the Company does not exercise the Purchase Option, its interim license will terminate and all rights to manufacture or market MYOTROPHIN (rhIGF-I) in the Territory will revert to the Partnership, which may then commercialize MYOTROPHIN (rhIGF-I) itself or license or assign its rights to a third party. The Company would not receive any benefits from such commercialization. There can be no assurance that disputes will not arise between the Company and the Partnership over the parties' respective rights to technology or their other rights and obligations under these arrangements.

     TECHNOLOGICAL CHANGE AND COMPETITION

     Competition in the Company's fields of interest from large and small companies is intense and is expected to increase. Furthermore, academic institutions, governmental agencies, and other public and private research organizations will continue to conduct research, seek patent protection, and establish collaborative arrangements for product development. Products developed by any of these entities may compete directly with those developed by the Company. Many of these companies and institutions have substantially greater capital resources, research and development staffs and facilities than the Company, and substantially greater experience in conducting clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. These entities represent significant competition for the Company. In addition, competitors developing products for the treatment of neurodegenerative diseases might succeed in developing technologies and products that are more effective than any being developed by the Company or that would render its technology and products obsolete or noncompetitive. There can be no assurance that competition and innovation from these or other sources will not materially adversely affect any sales of products which might be developed by the Company or make them obsolete. Advances in current treatment methods may also adversely affect the market for such products. The approval and introduction of therapeutic products that compete with compounds being developed by the Company could also adversely affect the Company's ability to attract and maintain patients in clinical studies for the same indication or otherwise successfully complete its clinical studies.

     With respect to MYOTROPHIN (rhIGF-I), Rilutek(R) (Riluzole) has been approved in the U.S. and certain countries in Europe for the treatment of ALS. In addition, the Company believes that other companies are developing therapeutic agents for the treatment of ALS and peripheral neuropathies. Because the potential patient population for ALS is limited, competition from other products may adversely affect potential sales of MYOTROPHIN (rhIGF-I) and the price of the Company's common stock.

     Other companies are developing rhIGF-I as a therapeutic product for diseases other than ALS or peripheral neuropathy, including Chiron, which is evaluating rhIGF-I in a Phase II study for use in acute renal failure, and Genentech which is evaluating IGF-I in diabetes. Notwithstanding the patents and patent applications relating to MYOTROPHIN (rhIGF-I), if the sale of rhIGF-I by third parties is approved for other indications, such products might be used in competition with MYOTROPHIN (rhIGF-I) through "off-label" use, especially if such product is priced below MYOTROPHIN (rhIGF-I).

     With respect to PROVIGIL (modafinil), there are presently several products used in the United States to treat narcolepsy. Although the Company believes that PROVIGIL (modafinil) may have advantages over those products, such as a lower abuse potential and reduced side effects, there can be no assurance that the Company will be able to demonstrate the value of potential advantages of PROVIGIL (modafinil) to prescribing physicians and their patients.

     There are significant efforts by others, including many large pharmaceutical companies and academic institutions, to develop therapeutic products which may compete with the products being developed by the Company to treat neurological disorders, including Alzheimer's disease, head and spinal injury and stroke. Some of these products may be at a more advanced stage of development than the Company's products.

     DEPENDENCE ON KEY PERSONNEL

     The success of the Company depends, in large part, upon the Company's ability to attract and retain highly qualified scientific and management personnel. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining key personnel.

     NO ASSURANCE OF ADEQUATE REIMBURSEMENT

     The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for the Company's products. The cost containment measures that health care providers are instituting and the effect of any health care reform could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

     There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, or if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's products would have a material adverse effect on the Company. Moreover, the Company is unable to forecast what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business.

     POTENTIAL PRODUCT LIABILITY

     The Company faces an inherent risk of exposure to product liability claims if the use of its products is alleged to have resulted in an injury or adverse effect on patients. Such risk exists with respect to products being tested in human clinical trials, as well as products being developed by the Company, if any, that receive regulatory approval for commercial sale. The Company maintains product liability insurance for clinical studies. However, there can be no assurance that such coverage will be adequate to cover claims, or that adequate insurance coverage for future clinical or commercial activities will be available at acceptable costs. There can be no assurance that the Company will not experience a significant product liability claim or recall, which if uninsured could have a material adverse effect on the Company.

     VOLATILITY OF STOCK PRICE; NO DIVIDENDS

     The market price for shares of the Company's Common Stock has historically been highly volatile. Future negative announcements concerning the Company, its competitors or other companies in the biopharmaceutical industry, including the results of testing and clinical trials, regulatory hearings and decisions, technological innovations or commercial products, patents, government regulations, developments concerning proprietary rights, litigation or public concern as to the safety or commercial value of the Company's products may have a significant adverse effect on the market price of the Common Stock. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future.

     EFFECT OF EXERCISE OF OPTIONS AND WARRANTS

     The Company grants stock options to employees, directors and consultants. As of September 30, 1996, the Company had 2,910,157 outstanding options at exercise prices ranging from $0.15 to $31.00 per share. In addition, at September 30, 1996 warrants to purchase 2,959,620 shares of the Company's common stock were outstanding at exercise prices ranging from $11.32 to $18.50 per share. If all or substantially all such options and warrants were exercised, the subsequent sale of the shares of Common Stock could adversely affect the price of the Common Stock.

     ANTI-TAKEOVER PROVISIONS

     The ability of the Board of Directors of the Company to issue shares of preferred stock without stockholder approval and a shareholder rights plan adopted by the Company may, alone or in combination, have certain anti-takeover effects. The Company also is subject to provisions of the Delaware General Corporation Law which may make certain business combinations more difficult.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of each Selling Stockholder and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

     The Shares being offered hereby by the Selling Stockholders may be acquired, from time to time, upon (i) the conversion of $30 million aggregate principal amount of 7% Senior Convertible Notes due 1998 (the "Notes"), which will be acquired by them from the Company following the effectiveness of the Registration Statement of which this Prospectus forms a part in a private placement transaction pursuant to those certain Note Purchase Agreements, dated as of January 15, 1997 (the "Note Purchase Agreements"), (ii) the payment by the Company of interest on the Notes in the form of Common Stock in lieu of cash interest, and (iii) the exercise of warrants to purchase 84,000 shares of Common Stock (the "Warrants"), which were acquired by certain of the Selling Stockholders from the Company in connection with the sale of the Notes, pursuant to that certain Engagement Agreement, dated November 4, 1996, between the Company and Owen, Diaz & Altschul Securities LLC as placement agent. Once the Commission has declared effective the Registration Statement of which this Prospectus forms a part, the Notes, together with accrued and unpaid interest thereon, are convertible into Common Stock at a conversion price equal to (i) for the first 75 days after the effectiveness of the Registration Statement, the greater of $25.00 and 94% of the low trade price of the Common Stock as reported on the Nasdaq National Market of The Nasdaq Stock Market for the six consecutive trading days immediately preceding the date of conversion, and (ii) thereafter, 94% of the low trade price of the Common Stock as reported on the Nasdaq National Market of The Nasdaq Stock Market for the six consecutive trading days immediately preceding the date of conversion. Pursuant to the terms of the Notes, no holder can convert any portion of such holder's Notes if such conversion would increase such holder's beneficial ownership of the Common Stock (other than shares so owned through ownership of the Notes) to in excess of 4.9%. In addition, in no event will the Notes be convertible for an aggregate number of shares of Common Stock which is equal to or greater than 20% of the Company's outstanding shares of Common Stock. Once the Commission has declared effective the Registration Statement of which this Prospectus forms a part, the Warrants are exercisable into Common Stock at an exercise price of 130% of the average closing bid price of the Common Stock for the five consecutive trading days preceding the closing of the sale of the Notes. The Warrants expire three years from the date of the closing of the sale of the Notes.

     In recognition of the fact that Selling Stockholders may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market of The Nasdaq Stock Market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Stockholders.

                                                                                         BENEFICIAL
                                                                                          OWNERSHIP
                                                                    NUMBER OF          AFTER OFFERING
                                               NUMBER OF SHARES       SHARES         -------------------
                  NAME OF                     BENEFICIALLY OWNED      BEING          NUMBER OF
            SELLING STOCKHOLDER               PRIOR TO OFFERING      OFFERED          SHARES     PERCENT
--------------------------------------------  ------------------   ------------      ---------   -------
AP/ODA Investors I, LLC.....................        192,000           192,000(1)         0        --%
The Hudson Partnership, L.P.................         96,000            96,000(1)         0        --%
Owen, Diaz & Altschul Fund I, Ltd. .........        912,000           912,000(1)         0        --%
Stockwell Corporation, S.A. ................        240,000           240,000(1)         0        --%
Owen, Diaz & Altschul Securities, LLC.......         70,753            70,753(2)(3)      0        --%
Dr. Michael Sorell..........................         13,247            13,247(2)         0        --%

---------------
(1) Represents the number of shares of Common Stock issuable upon conversion of the Notes calculated using an assumed minimum conversion price of $20.83 based upon certain conversion provisions of the Notes (which price could fluctuate from time to time based on changes in the market price of the Common Stock).

(2) Represents shares of Common Stock issuable upon exercise of the Warrants.

(3) Owen, Diaz & Altschul Advisors, LLC, a New York limited liability company ("ODA Advisors"), serves as advisor to Owen, Diaz & Altschul Fund I, Ltd. ("ODA Fund"), AP/ODA Investors I, LLC ("AP/ODA") and The Hudson Partnership, L.P. ("Hudson") and shares beneficial ownership of the securities beneficially owned by such Selling Stockholders by reason of shared power to dispose of the shares shown as beneficially owned by such Selling Stockholders. ODA Advisors is under common control with Owen, Diaz & Altschul Securities, LLC ("ODA Securities"). The amounts shown for ODA Securities exclude the amounts shown for ODA Fund, AP/ODA and Hudson.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq National Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, including, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face and other direct transactions between a Selling Stockholder and purchasers without a broker-dealer or other intermediary. In addition, a Selling Stockholder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sale and the Shares offered hereby may be used to cover such short sale. In effecting sales, brokers, dealers or agents engaged by a Selling Stockholder may arrange for other brokers, dealers or agents to participate. Such brokers, dealers or agents may receive commissions or discounts from a Selling Stockholder in amounts to be negotiated immediately prior to the sale. Such brokers, dealers and agents and any other participating brokers, dealers or agents may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker, dealer, agent or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer, agent or underwriter, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, agent or underwriter, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), agent(s) or underwriter(s) or other items constituting compensation or indemnification arrangements with respect to particular offerings, where applicable, (e) that such broker-dealer(s), agent(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     Including and without limiting the foregoing, in connection with distributions of the Common Stock, a Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Stockholder. A Selling Stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common Stock. A Selling Stockholder may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

     The Company is bearing all costs relating to the registration of the Shares (other than fees and expenses, if any, of counsel or other advisers to the Selling Stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholder selling such Shares.

     The Company has agreed to indemnify the Selling Stockholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder, other than those selling Shares issuable upon exercise of the Warrants, has agreed to indemnify the Company and its directors, and its officers who sign the Registration Statement against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL OPINION

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     The financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    4
Risk Factors..........................    4
Use of Proceeds.......................   15
Selling Stockholders..................   16
Plan of Distribution..................   17
Legal Opinion.........................   19
Experts...............................   19

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------
                                1,524,000 SHARES

                                 CEPHALON, INC.

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                JANUARY    , 1997

------------------------------------------------------
------------------------------------------------------

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Commonwealth of Pennsylvania on the 23rd day of January, 1997.

                                          CEPHALON, INC.

                                          By: /s/ FRANK BALDINO, JR., PH.D.
                                            ------------------------------------
                                            Frank Baldino, Jr., Ph.D.
                                            Director, President and Chief
                                            Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Frank Baldino, Jr. and Bruce A. Peacock, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission, any and all amendments or post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, as the Registrant deems appropriate.

                SIGNATURE                                TITLE                      DATE
------------------------------------------  --------------------------------  -----------------

   /s/  FRANK BALDINO, JR., PH.D.           Director, President and Chief     January 23, 1997
------------------------------------------  Executive Officer (Principal
        Frank Baldino, Jr., Ph.D.           Executive Officer)

          /s/ BRUCE A. PEACOCK              Director, Executive Vice          January 23, 1997
------------------------------------------  President and Chief Operating
              Bruce A. Peacock              Officer

         /s/ WILLIAM P. EGAN                Director                          January 23, 1997
------------------------------------------
             William P. Egan

       /s/ ROBERT J. FEENEY, PH.D.          Director                          January 23, 1997
------------------------------------------
           Robert J. Feeney, Ph.D.

      /s/ MARTYN D. GREENACRE               Director                          January 23, 1997
------------------------------------------
          Martyn D. Greenacre

         /s/ KEVIN E. MOLEY                 Director                          January 23, 1997
------------------------------------------
             Kevin E. Moley

     /s/  HORST WITZEL, Dr.-ING.            Director                          January 23, 1997
------------------------------------------
          Horst Witzel, Dr.-Ing.

         /s/ J. KEVIN BUCHI                 Senior Vice President, Finance    January 23, 1997
------------------------------------------  and Chief Financial Officer
             J. Kevin Buchi                 (Principal Financial and
                                            Accounting Officer)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby:

    Securities and Exchange Commission Registration Fee........................   $11,745
    Legal Fees and Expenses....................................................    25,000
    Nasdaq Listing Fees........................................................    17,500
    Miscellaneous..............................................................     5,000
                                                                                  -------
              Total............................................................   $59,245
                                                                                  =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article VII of the Registrant's Bylaws, requires the Registrant to indemnify directors and officers of the Registrant or any other authorized representative against expenses, judgments and any settlement amounts incurred in a third party proceeding brought by reason of the fact that the person is an authorized representative of the Registrant. The Bylaws also permit indemnification of expenses incurred by an authorized representative in connection with a proceeding brought in the name of the corporation. The Bylaws further specify procedures for such indemnification. Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

ITEM 16. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND INDEX TO SUCH EXHIBITS AND SCHEDULES

     The exhibits filed as part of this registration statement are as follows:

  EXHIBIT
  NUMBER                                           DESCRIPTION
  ------                                           -----------
  4.1       --   Form of 7% Senior Convertible Note due 1998, without exhibits. (Exhibit 4.1)(1)
  4.2       --   Form of 10 3/4% Debenture due 2013, without exhibits. (Exhibit 4.2)(1)
  4.3       --   Form of Warrant to buy shares of the Registrant's Common Stock, without exhibits. (Exhibit 4.3)(1)
  5.1       --   Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
  10.1      --   Form of Note Purchase Agreement, dated as of January 15, 1997, between the
                 Registrant and the several purchasers of the Registrant's Senior Convertible
                 Notes, without exhibits. (Exhibit 10.1)(1)
  23.1      --   Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as
                 Exhibit 5.1 hereto).
  23.2      --   Consent of Arthur Andersen LLP.
  24.1      --   Powers of Attorney (included on the signature page).

---------------
(1) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated January 16, 1997 and incorporated herein by reference.

     ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, its Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 EXHIBIT INDEX

  EXHIBIT                                                                                 PAGE
  NUMBER                                        DOCUMENT                                 NUMBER
  ------                                        --------                                 -------
  4.1       --   Form of 7% Senior Convertible Note due 1998, without exhibits.
  4.2       --   Form of 10 3/4% Debenture due 2013, without exhibits.
  4.3       --   Form of Warrant to buy shares of the Registrant's Common Stock, without exhibits.
  5.1       --   Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
  10.1      --   Form of Note Purchase Agreement, dated as of January 15, 1997, between the Registrant and the several purchasers of the Registrant's Senior
                 Convertible Notes, without exhibits.
  23.1      --   Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).
  23.2      --   Consent of Arthur Andersen LLP.
  24.1      --   Powers of Attorney (included on the signature page).